Exhibit 10.1

JOINDER TO
REGISTRATION RIGHTS AND

STOCKHOLDERS AGREEMENT

THIS JOINDER (this “Joinder”) to that certain Registration Rights and Stockholders Agreement (the “Agreement”) dated as of September 12, 2023, by and between Global Net Lease, Inc., a Maryland corporation (the “Company”), and AR Global Investments, LLC, a Delaware limited liability company (“AR Global”), Global Net Lease Special Limited Partnership, LLC, a Delaware limited liability company (“GNL SLP”), Necessity Retail Space Limited Partner, LLC, a Delaware limited liability company (“RTL SLP”) and those additional holders identified on Schedule A thereto (collectively with AR Global, GNL SLP, and RTL SLP, the “Holders” and each, a ”Holder”), is made and entered into as of September 14, 2023, by and between the Company and MWM PIC, LLC, a Delaware limited liability company (the “Transferee”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, AR Global is a subsidiary of Bellevue Capital Partners, LLC (“Bellevue Capital Partners”) and is the holder of Common Stock, including 29,614,825 shares of Common Stock recently acquired in the Internalization Merger.

WHEREAS, the Transferee is a wholly owned subsidiary of Bellevue Capital Partners, and Bellevue Capital Partners wishes to cause AR Global to transfer 29,614,825 shares of Common Stock to the Transferee, and the Transferee wishes to become a party to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.       Consent to Transfer. Pursuant to Section 3.3 and Section 7.10 of the Agreement, the Company hereby consents to and ratifies the transfer of 29, 614,825 shares of Common Stock by AR Global to Transferee for all purposes under the Agreement and acknowledges that the Transferee accedes to all rights and obligations of a Holder under the Agreement.

2.       Agreement to be Bound. The Company and the Transferee hereby agree that upon execution of this Joinder, the Transferee shall become a party to the Agreement, a Holder thereunder, and shall be fully bound by, entitled to all the rights and benefits of, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto.

3.       Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and their respective successors and assigns so long as the Transferee holds any Common Stock of the Company.

4.       Counterparts. This Joinder may be executed in separate counterparts, including by facsimile, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

5.       Notices. For purposes of Section 7.9 of the Agreement, all notices, demands or other communications to the Transferee shall be directed to:

MWM PIC, LLC

650 Fifth Avenue, 30th Floor

New York, NY 10019

Attention: General Counsel

5.       Governing Law. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF).

6.       Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

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IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

GLOBAL NET LEASE, INC.

By:	/s/ Christopher Masterson
	Name:	Christopher Masterson
	Title:	Chief Financial Officer

MWM PIC, LLC

By:	/s/ Michael Anderson
	Name:	Michael Anderson
	Title:	Authorized Signatory

[Signature Page to Joinder to Registration Rights and Stockholders Agreement]